EXHIBIT 4.12

RECEIVABLES SALE AGREEMENT

Dated as of December 20, 2007

among

LYONDELL CHEMICAL COMPANY,
EQUISTAR CHEMICALS, LP
and
HOUSTON REFINING LP,

as Sellers

LYONDELLBASELL RECEIVABLES I, LLC,

as the Buyer

LYONDELL CHEMICAL COMPANY,

as the Buyer’s Servicer

Section 7.01	Addition of Sellers	30

Section 7.02	Conditions Precedentto the Addition of a Seller	30

Section 7.03	Termination of a Seller	32

ARTICLE VIII MISCELLANEOUS		33

Section 8.01	Amendments, Etc.	33

Section 8.02	Notices, Etc.	33

Section 8.03	Binding Effect; Assignability	34

Section 8.04	Costs, Expenses and Taxes	34

Section 8.05	Non-Business Days	35

Section 8.06	Confidentiality	35

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TABLE OF CONTENTS
(continued)

		Page

Section 8.07	Governing Law	36

Section 8.08	Consent to Jurisdiction	36

Section 8.09	Execution in Counterparts	37

Section 8.10	Entire Agreement	37

Section 8.11	Severability of Provisions	37

Section 8.12	Waiver of Jury Trial	37

Section 8.13	No Proceedings	38

EXHIBITS

EXHIBIT A	Form of subordinated Note

EXHIBIT B	Form of Additional Seller Supplement

SCHEDULES

SCHEDULE I	Lock-Box Banks and Lock-Box Accounts

SCHEDULE II	Credit and Collection Policy

SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number, and Location of Principal Place of Business, Chief Executive Office and Office Where Records are Kept

SCHEDULE IV	Financing Statements

ii

RECEIVABLES SALE AGREEMENT

RECEIVABLES SALE AGREEMENT dated as of December 20, 2007 (this “Agreement”) among LYONDELL CHEMICAL COMPANY, a Delaware corporation (“Lyondell”), EQUISTAR CHEMICALS, LP, a Delaware limited partnership (“Equistar”), HOUSTON REFINING LP (“HRLP”) such other wholly owned subsidiaries or affiliates of Lyondell added  from time to time pursuant to Section 7.01, as sellers (together with Lyondell, Equistar and HRLP the “Sellers”, and each a “Seller”), LYONDELLBASELL RECEIVABLES I, LLC, a Delaware limited liability company, as Buyer (the “Buyer”), and Lyondell, as the Buyer’s Servicer.

PRELIMINARY STATEMENTS:

(1)           Each Seller in the ordinary course of business generates, and will generate from time to time, Receivables (as defined in the Receivables Purchase Agreement, as defined below) from time to time owing to it.

(2)           Each Seller wishes to sell to the Buyer from time to time hereunder all present and future Receivables (each such Receivable being a “Seller Receivable”), together with the Related Security and Collections (as hereinafter defined) with respect thereto.

(3)           The Buyer wishes concurrently to sell interests, to the extent of the Receivable Interests (as defined in the Receivables Purchase Agreement referred to below) sold from time to time by it to the Purchasers (as defined in the Receivables Purchase Agreement referred to below), in each of the present and future Seller Receivables, together with the Related Security and Collections with respect thereto, pursuant to the Receivables Purchase Agreement dated as of December 20, 2007 (the “Receivables Purchase Agreement”) among the Buyer, Lyondell, as the Servicer thereunder, the Purchasers party thereto, and Citibank, N.A., as asset agent and administrative agent (the “Agent”).

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.   Certain Defined Terms.

Terms defined in the Receivables Purchase Agreement and not otherwise defined herein are used in this Agreement as defined in the Receivables Purchase Agreement.  In addition, as used in this Agreement and unless otherwise stated herein, the following terms shall have the following meanings:

“Agent” has the meaning specified in Preliminary Statement (3).

“Buyer’s Servicer” has the meaning specified in Section 5.01.

“Buyer’s Servicer Fee” has the meaning specified in Section 2.05.

“Closing Date” means December 20, 2007

“Collections” means, with respect to any Seller Receivable, all cash collections and other cash proceeds of such Seller Receivable, including (i) all cash proceeds of the Related Security with respect to such Seller Receivable and (ii) any amounts in respect of such Seller Receivable deemed to have been received, and actually paid, pursuant to Section 2.03(a).

“Company” means Basell AF S.C.A. (to be renamed LyondellBasell Industries AF S.C.A.), a company existing under the laws of the Grand Duchy of Luxembourg.

“Contract” means an agreement between any Seller and an Obligor, in any written form acceptable to such Seller, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Agent in its Discretion from time to time (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Seller Receivables and attached as Schedule II hereto, as modified from time to time in compliance with Section 4.02(c).

“Indemnified Amounts” has the meaning specified in Section 6.01.

“Indemnified Party” means any or all of the Buyer, the Agent, each Purchaser and each of their respective Affiliates and successors and assigns, and each of the directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing.

“Legal Reservation” means:

(a)           the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)           the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other laws generally affecting the rights of creditors;

(c)           the time barring of claims under the statutes of limitation;

(d)           the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(e)           defenses of set-off or counterclaim; and

(f)           principles which are set out in the qualifications as to matters of law in any legal opinion delivered on the Closing Date in connection with this Agreement.

“Mandatory Seller Termination Date” has the meaning specified in Section 7.03(a).

“Material Adverse Effect” means  (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries, taken as a whole, (b) material impairment of the ability of the Transaction Parties to perform any of their obligations under the Transaction Documents, (c) material impairment of the collectibility of the Seller Receivables generally or of any material portion of the Seller Receivables or the ability of the Buyer’s Servicer (if the Buyer’s Servicer is Lyondell or an Affiliate or Subsidiary of Lyondell) to collect Seller Receivables or (d) material impairment of the rights of or benefits available to the Agent or the Purchasers under the Transaction Documents; provided, however, that a downgrade in any debt rating of any Transaction Party shall not, by itself, constitute a Material Adverse Effect.

“Other Taxes” has the meaning specified in Section 8.04(b).

“Permissive Seller Termination” has the meaning specified in Section 7.03(b).

“Permissive Seller Termination Date” has the meaning specified in Section 7.03(b).

“Purchase Price” has the meaning specified in Section 2.01(d).

“Receivable Assets” means, at any time, all Seller Receivables sold or contributed to the Buyer hereunder, the Related Security relating to such Seller Receivables, all Collections with respect to such Seller Receivables, and all proceeds of the foregoing.

“Receivables Activity Report” means a report prepared by the Seller, in form and substance reasonably satisfactory to the Buyer and the Agent, pursuant to Section 2.03(b).

“Receivables Purchase Agreement” has the meaning specified in Preliminary Statement (3).

“Related Security” means with respect to any Seller Receivable:

(i)           all of the applicable Seller’s right, title and interest in, under and to all security agreements and other Contracts that relate to such Seller Receivable;

(ii)           all of the applicable Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Seller Receivable;

(iii)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Seller Receivable, whether pursuant to the Contract relating to such Seller Receivable or otherwise, together with all financing statements signed or authenticated by an Obligor describing any collateral securing such Seller Receivable;

(iv)           all rights, if any, in respect of (A) lock-boxes to which Collections are sent or deposited, and (B) all Restricted Accounts, and, in each case, all funds and investments therein;

(v)           all letter of credit rights, guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Seller Receivables whether pursuant to the Contract relating to such Seller Receivable or otherwise;

(vi)           all Records relating to such Seller Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof); and

(vii)           all proceeds of any and all of the foregoing.

“Required Discount” has the meaning specified in Section 2.01(d).

“Restricted Subsidiary” has the meaning specified in the Senior Facility Credit Agreement.

“Seller Receivable” has the meaning specified in Preliminary Statement (2); provided that the Buyer and the Sellers may, by execution and delivery of a written instrument with the express consent of the Agent subscribed thereon, elect to exclude from Seller Receivables, Receivables as to which the sole Obligor is a Person named in such instrument (an “Excluded Obligor”).  The Agent shall not consent to any such instrument unless (i) after giving effect thereto, there are no more than fifteen Excluded Obligors and (ii) after giving effect thereto, the sum of (A) the daily average outstanding balance of all Receivables due from such newly designated Excluded Obligor over the preceding twelve calendar months plus (B) the daily average outstanding balance of all Receivables from each other previously designated Excluded Obligor, if any, calculated in each case over the twelve calendar months preceding the effectiveness of the exclusion of the Receivables of such previously designated Excluded Obligor, does not exceed $100,000,000.  Upon the execution and delivery of such an instrument, any and all Receivables from such Excluded Obligor thereafter arising shall not constitute Seller Receivables unless and until such instrument is amended or terminated with the express written consent of the Agent.  Buyer and Sellers acknowledge collections in respect of any Receivables so excluded may not be deposited in any Lock Box Account.  Should any collections on Receivables so excluded nevertheless be deposited in a Lock Box Account, as soon as practicable following such deposit, such collections shall be removed from such Lock Box Account.

“Subordinated Note” means a subordinated promissory note, in substantially the form of Exhibit A hereto, executed by the Buyer to the order of any Seller.

“Transaction Documents” means this Agreement, the Receivables Purchase Agreement, each Subordinated Note, the Undertaking, the Lock-Box Agreements, the Consent and Agreement, and each additional security or control documentation delivered or required to be delivered to evidence the interests of the Buyer (and its assigns) in and to the Restricted Accounts, Seller Receivables, Related Security, Collections and proceeds thereof.

“Transaction Party” means each Seller, the Buyer and the Buyer’s Servicer.

“Transfer Agreement” has the meaning specified in Section 7.02 (b).

“Yield Payment Date” means each Payment Date on which Yield is, or required to be, paid under the Receivables Purchase Agreement.

SECTION 1.02.   Other Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein.  Unless otherwise stated herein and except with respect to Section 4.03, references to a Person with respect to accounting terms or items that appear in such Person’s financial statements shall be deemed a reference to that Person and its subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and its Restricted Subsidiaries on a consolidated basis.

(b) Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.

(c)           All terms used in Article 9 in the UCC in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

SECTION 1.03.   Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” each of the words “to” and “until” means “to but excluding” and the word “through” means “through and including.”

ARTICLE II

SALE AND PURCHASE OF RECEIVABLE ASSETS

SECTION 2.01.   Sale and Purchase of Seller Receivable Assets.

(a) On the terms and conditions hereinafter set forth (including, with respect to Sellers other than Lyondell, the provisions of Section 2.02(f) below, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell to the Buyer, all Seller Receivables of such Seller existing as of the opening of business on the Closing Date or, in the case of any Seller other than Lyondell, the initial purchase date for such Seller, as applicable, together with all Related Security relating to such Seller Receivables and all Collections with respect to, and other proceeds of, such Seller Receivables.  Subject to the satisfaction of the conditions to purchase set forth and referred to in this Article II, on each Business Day after the Closing Date or such other initial purchase date, as applicable, until the occurrence of the Termination Date, the Buyer agrees to purchase from each Seller, and each Seller agrees to sell to the Buyer, all Seller Receivables existing as of the close of business on the immediately preceding Business Day which have not been previously purchased hereunder, together with all Related Security relating to such Seller Receivables and all Collections with respect to such Seller Receivables.

(b) It is the intention of the parties hereto that each purchase by the Buyer, and each sale by a Seller, of Receivable Assets to be made hereunder shall be absolute and irrevocable and will provide the Buyer with the full risks and benefits of ownership of such Receivable Assets so purchased and shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC, and not a loan secured by such Receivable Assets.  If, notwithstanding such intention, the conveyance of the Receivable Assets from a Seller to the Buyer shall ever be recharacterized as a secured loan and not as a sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that such Seller shall be deemed to have granted to the Buyer, and hereby grants to the buyer, a duly perfected first priority security interest in all of such Seller’s right, title and interest in, to and under the Receivable Assets, free and clear of any Liens, to secure loans deemed to have been made by the Buyer to such Seller.  Each sale of Receivable Assets by a Seller to the Buyer is made without recourse; provided, however, that (i) each Seller shall be liable to the Buyer for all representations, warranties and covenants made by such Seller hereunder and (ii) such sale does not constitute and is not intended to result in an assumption by the Buyer or any assignee thereof of any obligation of such Seller or any other Person arising in connection with the Seller Receivables, the Related Security and the related Contracts, or any other obligations of such Seller.  In view of the intention of the parties hereto that the purchases and transfers of Receivable Assets to be made hereunder shall constitute a sale of such Receivable Assets rather than a loan secured by such Receivable Assets, each Seller agrees to note on its financial statements that such Receivable Assets have been sold to the Buyer.

(c) In connection with the foregoing sales, transfers and assignments, each Seller irrevocably authorizes the Buyer to record and file, at such Seller’s expense, proper financing statements (and proper continuation statements with respect to such financing statements when applicable) with respect to the Receivable Assets now and hereafter from time to time acquired by the Buyer under this Agreement, in such manner and in such jurisdictions as are necessary to perfect the sales, transfers and assignments of the Receivable Assets to the Buyer and the Agent on or prior to the initial Purchase under the Receivables Purchase Agreement.  Such financing statements shall name such Seller as debtor/seller, the Buyer as secured party/buyer and the Agent as assignee.

(d) The purchase price for each purchase of Receivable Assets by the Buyer under this Agreement (the “Purchase Price”) shall be an amount equal to the product obtained by multiplying (a) one minus the Required Discount (defined below) as of the date of such purchase by (b) the Outstanding Balance of the Seller Receivables purchased.  The “Required Discount” shall be such percentage as may be determined from time to time (but no less frequently then semiannually) by mutual agreement between a Seller and the Buyer based on their respective assessments of the prevailing cost of funds, recent performance history of the Seller Receivables being sold hereunder (including write-offs and rate of collection) and other costs of ownership, all determined on an arm’s length basis as though such determinations were not made by Affiliates.

SECTION 2.02.   Payment for Purchases.

(a) The Purchase Price for each purchase of Receivable Assets by the Buyer shall be payable in full in cash (except as provided in Section 2.02(d) below), by the Buyer to the applicable Seller, in each case on the date of each such purchase; except that the Buyer may, with respect to any purchase, offset against such Purchase Price any amounts owed by such Seller to the Buyer hereunder and which remain unpaid.  Unless all of the Sellers and the Buyer shall have otherwise agreed, cash payments of Purchase Price shall be allocated, first, to the Purchase Price in respect of the Receivable Assets sold by Sellers (if any) other than Lyondell, ratably, and second, to the Purchase Price in respect of the Receivable Assets sold by Lyondell.

(b) It shall be a condition precedent to the Buyer’s obligation to make the initial purchase of Receivable Assets on the Closing Date that all conditions precedent set forth in Section 3.1 of the Receivables Purchase Agreement shall have been satisfied or waived.  In addition, it shall be a condition precedent to the Buyer’s obligation to make any purchase of Receivable Assets hereunder (including the initial purchase of Receivable Assets on the Closing Date) that (i) the representations and warranties of the applicable Seller contained in Section 3.01 are correct in all material respects as to it and as to the Receivable Assets purchased from it on and as of such day as though made on and as of such date and (ii) no event has occurred and is continuing, or would result from such purchase, which constitutes an Event of Termination or Potential Event of Termination.  Each Seller, by accepting the proceeds of the Purchase Price for a purchase of Receivable Assets hereunder, shall be deemed to have certified to the Buyer the satisfaction of the conditions precedent described in the immediately preceding sentence.

(c) Upon the payment of the Purchase Price for any purchase of Receivable Assets hereunder (whether in cash or by an increase in the principal balance under the applicable Subordinated Note pursuant to Section 2.02(d)) or, in the case of Lyondell, the contribution of Receivable Assets to the Buyer pursuant to Section 2.02(d), title to the Seller Receivables and other Receivable Assets included in such purchase shall vest in the Buyer, whether or not the conditions precedent to such purchase described in Section 2.02(b) above were in fact satisfied; provided, however, that the Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by the applicable Seller in fact to satisfy any such condition precedent.

(d) To the extent the Buyer shall have insufficient available cash to pay the Purchase Price payable to a Seller on the date of each purchase of Receivable Assets from such Seller, the balance of the Purchase Price then owing shall be paid by an increase to the principal amount of the Subordinated Note issued by the Buyer to such Seller; provided that, unless all of the Sellers and the Buyer shall have otherwise agreed, increases to the principal amounts of the Subordinated Notes issued to Sellers (if any) other than Lyondell shall be made to the fullest extent necessary to pay the Purchase Price of Receivable Assets sold by such Sellers before any increase shall be made to the principal amount of the Subordinated Note issued to Lyondell that is necessary to pay the Purchase Price of Receivable Assets sold by Lyondell; provided, however, that the Buyer may not pay the Purchase Price by means of an increase to the principal amount of any Subordinated Note to the extent that, as a result thereof (and after giving effect thereto), the Buyer’s net worth (calculated after giving effect to all such purchases and all increases to the principal amount of any Subordinated Note to be made on such date) would be less than 6.0% of the aggregate Outstanding Balance of all Seller Receivables purchased or purported to be purchased by the Buyer hereunder.  To the extent that the Buyer shall at any time be unable to pay the Purchase Price in respect of a purchase of Receivable Assets from Lyondell as set forth in the preceding sentence, then Lyondell shall be automatically deemed to have made a capital contribution to the Buyer of the Receivable Assets which are the subject of such purchase to the extent that the Purchase Price for such Receivable Assets is not paid for in cash or by means of an increase in the aggregate outstanding balance under the Subordinated Note issued to Lyondell.

(e) The indebtedness of the Buyer under each Subordinated Note shall be subordinated to the prior right and payment in full of the aggregate outstanding Capital and any other obligations of the Buyer arising under the Receivables Purchase Agreement.  On each Yield Payment Date, each Seller shall determine the net increase or the net reduction in the outstanding principal amount of the Subordinated Note issued to such Seller occurring during the immediately preceding calendar month and shall account for such net increase or net reduction in its books and records.

(f) Notwithstanding anything to the contrary herein, with respect to any Seller other than Lyondell, such Seller will distribute to Lyondell all Receivable Assets that such Seller would otherwise sell to the Buyer, and Lyondell will sell or contribute, as applicable, those Receivable Assets to the Buyer in accordance with the provisions hereof and of the applicable Transfer Agreement, to the extent that such Seller could not be compensated by the Buyer for the transfer of such Receivable Assets in cash or advances under the Subordinated Note payable to such Seller pursuant to the provisions of Sections 2.02(a) and 2.02(d).

SECTION 2.03.   General Settlement Procedures.

(a) If, on any day, the Outstanding Balance of a Seller Receivable is either (i) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by any Seller or (ii) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against such Seller or any Affiliate or Subsidiary thereof other than the Buyer (whether such claim arises out of the same or a related transaction or an unrelated transaction), such Seller shall be deemed to have received on such day a Collection of such Seller Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i).  If, on any day, (x) any of the representations or warranties in Section 3.01(g) is no longer true with respect to any Seller Receivable or (y) it is discovered that any Seller Receivable that was included in the Net Receivables Pool Balance as an Eligible Receivable was not an Eligible Receivable at the time of such inclusion, the Seller to which such Seller Receivable shall have been originally owed shall be deemed to have received on such day a Collection in full of such Seller Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 4.01(i).  Except as stated in the preceding sentences of this Section 2.03 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Seller Receivable shall be applied to Seller Receivables then outstanding of such Obligor in the order of the age of such Seller Receivables, starting with the oldest such Seller Receivable, except if payment is designated by such Obligor for application to specific Seller Receivables.

(b) If requested by the Buyer or the Agent at least ten Business Days before any Yield Payment Date, the Buyer’s Servicer shall, at least two Business Days before such Yield Payment Date, prepare and forward to the Buyer and the Agent a Receivables Activity Report of the Buyer’s Servicer, as of the close of business of the Buyer’s Servicer on the last day of the immediately preceding Yield Period, setting forth the calculation of the actual Purchase Price for each Receivable Asset sold, transferred and assigned during such Yield Period, and the reconciliation of how the Purchase Price has been paid reflecting the cash advanced from the Buyer to each Seller during such Yield Period, the adjustments to and current balance, if any, due from the Buyer to each Seller under its Subordinated Note and the amount of any capital contribution pursuant to Section 2.02(d), and the amount of additional cash, if any, to be paid by the Buyer to each Seller on such Yield Payment Date.

SECTION 2.04.   Payments and Computations, Etc.

(a) All amounts to be paid or deposited by each Seller or the Buyer’s Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:30 p.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the Buyer as directed by the Buyer to such Seller in writing.  Each Seller shall, to the extent permitted by law, pay to the Buyer interest on all amounts not paid or deposited by such Seller when due hereunder at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(b) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(c) Each Seller hereby irrevocably and unconditionally waives and relinquishes to the fullest extent it may legally do so (i) any express or implied vendor’s lien, and any other Lien (which would otherwise be imposed on or affect any Seller Receivable or any other Receivable Asset), on account of any unpaid amount of such Seller’s Purchase Price therefor or on account of any other unpaid amounts otherwise payable by the Buyer under or in connection with this Agreement or the Subordinated Note payable to the order of such Seller or otherwise and (ii) with respect to the obligations of such Seller to make payments or deposits under this Agreement (including, without limitation, payments under Sections 2.03 and 6.01), any setoff, counterclaim, recoupment, defense and other right or claim which such Seller may have against the Buyer as a result of or arising out of the failure of the Buyer to pay any amount on account of such Seller’s Purchase Price under Sections 2.01 and 2.02 or any other amount payable by the Buyer to such Seller under this Agreement or the Subordinated Note payable to the order of such Seller or otherwise.

SECTION 2.05.   Buyer’s Servicer Fee.

The Buyer shall pay to the Buyer’s Servicer a fee (the “Buyer’s Servicer Fee”) from the date hereof until the Termination Date, payable on each Yield Payment Date, in an amount equal to the amount payable to the Servicer under the Receivables Purchase Agreement or such other amount calculated on an arm’s-length basis for services performed as a subcontractor on terms common to collection agency arrangements in comparable asset sale transactions; provided, however, that the Buyer shall be given a credit against the Buyer’s Servicer Fee payable under this Agreement equal to the full amount of the Servicer Fee paid under the Receivables Purchase Agreement.

                         ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.   Representations and Warranties of Each Seller.

Each Seller represents and warrants, as of the date hereof and the date of each transfer of Receivable Assets hereunder, as follows (except that only Lyondell will make the representation and warranty set forth in Section 3.01(n)):

(a) Existence, Qualification and Power; Compliance with Laws.  Subject to the Legal Reservations, such Seller (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention.  The execution, delivery and performance by such Seller of each Transaction Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 4.01 of the Undertaking), or require any payment to be made under (i) except payments as set forth in the funds flow memorandum dated the Closing Date and delivered to the Agent, any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Binding Effect.  This Agreement and each other Transaction Document constitutes a legal, valid and binding obligation of such Seller, enforceable against each such Seller that is a party hereto and thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, and (ii) the need for filings and registrations necessary to perfect any Liens created by the Transaction Documents

(d) Governmental Authorization; Other Consents.  Subject to the Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required of a Seller in connection with the execution, delivery or performance by, or enforcement against, such Seller of this Agreement or any other Transaction Document to which it is a party, or for the consummation of any transaction contemplated hereby or thereby, except for (i) the UCC filings contemplated by the Transaction Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the transactions contemplated by the Transaction Documents, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Material Adverse Effect.  There has been no event or circumstance since December 31, 2006, that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Seller, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such Seller or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Transfer.

(i) Immediately prior to each sale, transfer and/or assignment by such Seller of any Receivable Assets hereunder (and, in the case of Sellers, if any, other than Lyondell, a Transfer Agreement), such Seller is the legal and beneficial owner of such Receivable Assets, free and clear of any Lien (other than Permitted Liens and Liens, if any, created pursuant to the ABF Collateral Documents; provided such Liens are released upon the sale, transfer and/or assignment of such Receivable Assets).

(ii) Upon each sale, transfer and/or assignment by such Seller of each Receivable Asset to the Buyer hereunder, such Seller shall transfer to the Buyer making such acquisition (and such Buyer shall acquire), a valid interest in such Receivable Asset, free and clear of any Lien (other than Permitted Liens), which interest shall be a perfected first priority interest upon the filing of the financing statements referred to in Article III of the Receivables Purchase Agreement.

(iii) The Purchase Price payable to such Seller on the date of each purchase of Receivable Assets hereunder constitutes fair consideration and approximates fair market value for such Receivable Asset, and the terms and conditions (including the Purchase Price therefor, and the terms of the applicable Subordinated Note, if applicable) of the sale, transfer and assignment of such Receivable Assets pursuant to Sections 2.01 and 2.02 (other than any capital contribution of any such Receivable Assets) reasonably approximate an arm’s-length transaction between unaffiliated parties.  No such sale, transfer or assignment has been made for or on account of an antecedent debt owed by such Seller to the Buyer and no such sale, transfer or assignment is or may be voidable or subject to avoidance under any section of the U.S. Bankruptcy Code.

(h) Use of Proceeds.  No proceeds of any sale, transfer and/or assignment by such Seller of any Seller Receivable hereunder will be used to acquire any Security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 (unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such Security) or used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulation U or X thereof.

(i) Disclosure.  As of the Closing Date, to the best of such Seller’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of such Seller or any of its Subsidiaries to the Agent or Buyer  in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or pursuant to any other Transaction Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as at the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that no representation or warranty with respect to (x) the financial projections described the Receivables Purchase Agreement, (y) any information, including financial projections, delivered pursuant to the Undertaking, or (z) any financial statements delivered pursuant to Section 4.02(a) hereof, shall be made pursuant to this Section 3.01(i).

(j) Records. The jurisdiction of incorporation and organizational identification number (if any) of such Seller are as set forth in Schedule III hereto.

(k) Lock-Box Banks and Accounts.  The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers and owners of, the Lock-Box Accounts of such Seller at such Lock-Box Banks, are specified in Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Buyer and the Agent in accordance with Section 4.03(c).  Except pursuant to the Lock-Box Agreements, such Seller has not granted any Person dominion or control of any Lock-Box Account, or the right to take dominion or control over any Lock-Box Account at a future time or upon the occurrence of a future event.

(l) Receivables Assets.  No effective financing statement or other instrument similarly in effect covering any Contract or any Seller Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those set forth on Schedule IV hereto and those filed in favor of the Agent and the Buyer  relating to this Agreement, in favor of the Agent relating to the Receivables Purchase Agreement or in favor of the agent under the ABF Agreement.

(m) Taxes.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of such Seller and each of its Subsidiaries has (i) timely filed all tax returns required to be filed and all such tax returns are true and correct, (ii) timely paid all taxes levied or imposed upon it or its properties (whether or not shown on a tax return), and (iii) satisfied all of its Tax withholding obligations; (b) there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Transaction Party or any of their respective Subsidiaries and (c) such Seller has never “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(n) Financial Statements.

(i) On the closing date, the audited consolidated financial statements of Lyondell and its consolidated subsidiaries as of December 31, 2006 which have been furnished to the Agent prior to the Closing Date, present in all material respects the financial condition of Lyondell and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2006 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by Lyondell or any of its Subsidiaries of any material part of the business or property of Lyondell or any of its Subsidiaries, taken as a whole (other than the sale of Lyondell’s worldwide inorganic chemicals business in May, 2007), and (ii) no purchase or other acquisition by Lyondell or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Lyondell and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Purchasers prior to the Closing Date.

(ii) The unaudited pro forma consolidated balance sheet of the Servicer and its Subsidiaries as of September 30, 2007 (including the notes thereto) and the related pro forma consolidated statement of income of the Servicer and its Subsidiaries for the twelve months ended September 30, 2007, a copy of each of which has been furnished to the Agent for distribution to the Purchasers, have been prepared in good faith, based on assumptions believed by the Servicer to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Servicer and its Subsidiaries as of September 30, 2007 and their estimated results of operations for the period covered thereby, assuming that the Acquisition had actually occurred on or at such date or at the beginning of the period covered thereby.

(iii) The forecasts of consolidated balance sheets, income statements and cash flow statements of Lyondell and its Subsidiaries which have been furnished to the Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(o) ERISA Compliance. (a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)  No ERISA Event has occurred or is reasonably expected to occur and (ii) neither such Seller nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.01(o), as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii)neither any Transaction Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

(p) Credit and Collection Policy.  Such Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  Such Seller has not extended or modified the terms of any Seller Receivable or the Contract under which any such Seller Receivable arose, except in accordance with the Credit and Collection Policy and in accordance with Section 6.2(b) of the Receivables Purchase Agreement.

(q) [Reserved]

(r) Margin Regulations; Investment Company Act.  Such Seller and each of its Subsidiaries is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of such Seller or any of its Affiliates is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

                          ARTICLE IV

GENERAL COVENANTS OF EACH SELLER

SECTION 4.01.   Affirmative Covenants of Each Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Obligations(other than contingent indemnification obligations) remain unpaid under this Agreement and the Receivables Purchase Agreement, each Seller shall:

(a) Existence.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

(b) Compliance with Laws, Etc. Comply with all applicable laws, rules, and regulations and all orders of any Governmental Authority applicable to it and all Receivable Assets with respect thereto to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.

(c) Business and Properties.  Except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

(d) Payment of Taxes.  Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof, unless and to the extent that any such tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings and adequate reserves are being maintained on its books with respect thereto to the extent required by GAAP.

         (e) Books of Accounts.

(i) To the extent Records are (A) in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Assets have been conveyed to the Buyer, or (B) constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Assets have been conveyed to the Buyer.

(ii) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate, in all material respects, records evidencing Seller Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Seller Receivables (including, without limitation, records adequate to permit the daily identification of each Seller Receivable, the Outstanding Balance of each Seller Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Seller Receivable).  Such books and records shall be marked in accordance with Section 5.04(a) to indicate the transfers of all Receivable Assets hereunder.

(f) Performance and Compliance with Contracts and Credit and Collection Policy.  At its expense, (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Seller Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Seller Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.

(g) Examination of Records; Audits.

(i) From time to time upon ten (10) Business Days’ prior notice (except that during the continuance of a Potential Event of Termination or Event of Termination, no such notice shall be required) and during regular business hours as requested by the Buyer or the Agent and at the expense of the Agent, if a Potential Event of Termination or Event of Termination does not exist, and otherwise at the expense of such Seller, permit the Buyer or the Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of such Seller, its Affiliates or Subsidiaries or the agents of such Seller or its Affiliates or Subsidiaries, relating to Seller Receivables and the other Receivable Assets, including, without limitation, the related Contracts, and (B) to visit the offices and properties of such Seller, its Affiliates or Subsidiaries or the agents of such Seller or its Affiliates or Subsidiaries, for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Seller Receivables and the other Receivable Assets or such Seller’s performance hereunder or under the Contracts with any of the officers or employees of such Seller having knowledge of such matters and designated by such Seller to discuss such matters with the Buyer or the Agent or their agents or representatives. Unless a Potential Event of Termination or Event of Termination is continuing, the Buyer and the Agent agree to combine any request for any such examinations and visits with any request being made under Sections 5.1(f) and 5.4(f) of the Receivables Purchase Agreement

(ii) The Buyer or the Agent may (at its own election or at the request of the Required Purchasers), at such Seller’s sole cost and expense  make test verifications and other evaluations of the Seller Receivables in any manner and through any medium that the Buyer or the Agent considers advisable, and such Seller shall furnish all such assistance and information as the Buyer (or the Agent) may require in connection therewith; provided that, unless a Potential Event of Termination or Event of Termination has occurred and is continuing, the Buyer or the Agent shall conduct no more than four such evaluations pursuant to this subsection during any calendar year; provided further that, unless Total Excess Availability is less than $200,000,000 on each Business Day during any period of five consecutive Business Days within any twelve-month period, the Buyer or the Agent shall conduct no more than two such evaluations pursuant to this Section during such twelve-month period.  Such Seller shall pay the documented fees and expenses of employees or other representatives of the Buyer and the Agent in connection with such evaluations.  In-house examination charges shall be limited to an amount up to $1,000 per day per examiner (employee or representative) plus such examiner’s reasonable out-of-pocket expenses, including travel expenses, incurred in connection with such evaluation.  The Buyer or the Agent shall furnish to each Purchaser a copy of the final written report prepared in connection with any such evaluation and shall provide such Seller with a summary of the analysis of the Seller Receivables contained in any such final written report not less than two Business Days prior to delivery thereof to the Purchasers; provided that the obligations of the Buyer and the Agent to so furnish such report or summary hereunder shall be satisfied by delivery of such report or summary under Section 5.4(f)(ii) of the Receivables Purchase Agreement.

(iii) Such Seller shall furnish to the Buyer and the Agent any information that the Buyer and the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Seller Receivables referred to therein.

(h) Transaction Documents.  At its expense, maintain each of the Transaction Documents to which it is a party in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Buyer or the Agent, and make to any party to each of such Transaction Documents such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Buyer or the Agent.

(i) Deposits to Lock-Box Accounts.  Instruct all Obligors to make payments in respect of Seller Receivables to a Lock-Box Account and, if such Seller shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by such Seller pursuant to Section 2.03(a)), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account within two (2) Business Days following such receipt.

(j) Subsidiaries.  In the case of Lyondell, maintain the status of  the Buyer as a wholly owned subsidiary of Lyondell.

SECTION 4.02.   Reporting Requirements of Each Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be outstanding and no Obligations (other than contingent indemnification obligations) remain unpaid under this Agreement and the Receivables Purchase Agreement, Lyondell and, with respect to Sections 4.02(f) and 4.02(g), each other Seller shall furnish to the Buyer and the Agent for distribution to the Purchasers (unless such information has been delivered pursuant to the Receivables Purchase Agreement):

(a) Monthly Reports.  During the existence of a Triggering Event, within 30 days after the end of each of the first two fiscal months in each fiscal quarter of Lyondell, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of stockholder’s equity and cash flow) showing the financial condition and results of operation of Lyondell and its Consolidated Subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a Principal Financial Officer of Lyondell as being the same monthly financial statements generated in accordance with Lyondell’s normal procedures and submitted to management of Lyondell.  The Buyer, the Agent and the Purchasers acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.

(b) Quarterly Reports. Subject to the last two unlettered paragraphs of this Section, as soon as available, but in any event within forty-five (45) days (sixty (60) days in the case of the first three fiscal quarters of 2008) (or such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, (1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by a Responsible Officer (excepting any Responsible Officer who is a Responsible Officer solely by virtue of a power of attorney) of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

(c) Annual Reports.  Subject to the last two unlettered paragraphs of this Section, as soon as available, but in any event within ninety (90) days (one-hundred and twenty (120) days in the case of the fiscal year ending December 31, 2007) (or such earlier date on which the Company is required to make any public filing of such information) after the end of each fiscal year of the Company beginning with the 2007 fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing..

(d) Principal Financial Officer’s Certification.  Concurrently with (b) and (c) above, a certificate of a Principal Financial Officer of such Seller

(i)        certifying that to the best knowledge of such Principal Financial Officer no Potential Event of Termination or Event of Termination has occurred and is continuing or, if a Potential Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(ii)                  solely in the case of (c) above, certifying that except as previously notified to the Buyer or the Agent pursuant to Section 4.03(e) there has been no change in any Seller’s name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(e) Litigation, etc.  Give the Buyer and the Agent prompt written notice (which the Agent shall promptly deliver to the Purchasers) after any Responsible Officer learns of the following:

(i) the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the transactions contemplated by the Transaction Documents, including the sale, transfer or assignment of Seller Receivables, or having the effect of invalidating any provision of this Agreement or any other Transaction Document or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(ii) the filing or commencement of any action, suit or proceeding against any Transaction Party or any Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable likelihood of an adverse determination and which, if determined adversely to such Transaction Party or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect;

(iii) except as would not reasonably be expected to result in a Material Adverse Effect, any member of the ERISA Group (A) giving or being required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or such ERISA Group Member knowing that the plan administrator of any Plan has given or is required to give notice of any such reportable event, and such notice to the Agent shall attach a copy of the notice of such reportable event given or required to be given to the PBGC; (B) receiving notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, and such notice to the Agent shall attach a copy of such notice; (C) receiving notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, and such notice to the Agent shall attach a copy of such notice; (D) applying for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, and such notice to the Agent shall attach a copy of such application; (E) giving notice of intent to terminate any Plan under Section 4041(c) of ERISA, and such notice to the Agent shall attach a copy of such notice and other information filed with the PBGC; (F) giving notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, and such notice to the Agent shall attach a copy of such notice; or (G) failing to make any payment or contribution to any Plan or Multiemployer Plan or making any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and such notice to the Agent shall attach a certificate of Lyondell’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which Lyondell or applicable member of the ERISA Group is required or proposes to take;

(iv) the existence of (i) any Triggering Event or (ii) any Potential Event of Termination or Event of Termination, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

(f) Information Regarding Such Seller.  Give the Buyer and the Agent written notice at least 10 days prior to (in the case of (i) and (ii)) and within 20 days after (in any other case) any change in such Seller’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number or (v) Federal Taxpayer Identification Number.

(g) Other. Promptly, from time to time, such other information, documents, records or reports respecting this Agreement or the other Transaction Documents, the Seller Receivables or any other Receivable Assets or the condition or operations, financial or otherwise, of such Seller as the Buyer or the Agent may from time to time reasonably request.

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to clauses (c) and (b) of this Section will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under (b), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or material exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to clauses (c) and (b) of this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 4.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to paragraph (z) immediately below, if any, to which each Purchaser and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (y) upon written request by the Agent or any Purchaser, such Seller shall deliver paper copies of the information referred to in clauses (c) and (b) of this Section as requested by the Agent or Purchaser (as applicable) and (z) such Seller shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents.

SECTION 4.03.   Negative Covenants of Each Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Obligations (other than contingent indemnification obligations) remain unpaid under this Agreement and the Receivables Purchase Agreement, each Seller shall not:

(a) Extension or Amendment of Receivables.  Extend, amend or otherwise modify the terms or Outstanding Balance of any Seller Receivable, or extend, amend, modify or waive any term or condition of any Contract related thereto.

(b) Change in Business Lines or Credit and Collection Policy.  Make any change in the character of its business or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Seller Receivables.

(c) Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank or any Deposit Account as a Lock-Box Account from those listed in Schedule I, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and such Seller.

(d) Deposits to Lock-Box Accounts.  Deposit or otherwise credit, or cause or grant permission to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Seller Receivables.

~~(e)~~ Organizational Documents; Change of Name, Etc.

(i) Change, or cause any other Transaction Party to change, its name, form of organization or jurisdiction of organization, unless, prior to the effective date of any such change, such change adversely affects the rights of the Agent under then existing Lock-Box Agreements or other control agreements with such Transaction Party to take control of the Lock-Box Accounts and other Restricted Accounts pursuant to Section 6.3(a) of the Receivables Purchase Agreement, such Seller delivers to the Buyer and the Agent new Lock-Box Agreements and other control agreements executed by such Transaction Party and the relevant banks, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(ii) Cause or permit the Buyer’s Organization Documents to be amended, supplemented or otherwise modified without the consent of the Agent (not to be unreasonably withheld or delayed).

(f) Accounting.  Prepare any financial statements which shall account for the transactions contemplated hereby in any manner other than the sale of the Receivable Assets by such Seller to the Buyer or in any other respect account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Assets by such Seller to the Buyer.

(g) Voluntary Petitions.  Cause the Buyer to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Buyer is not “insolvent” within the meaning of the Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Buyer’s Organization Documents.

(h) Maintenance of Buyer’s Separate Existence.  Take any action, or omit to take any action, if the effect is to cause the Buyer to fail to perform or observe in any material respect the covenants contained in  Section 5.1(d) and Section 5.1(j) of the Receivables Purchase Agreement or to otherwise cause the Buyer not to be considered as a legal entity separate and distinct from such Seller.

ARTICLE V

ADMINISTRATION AND COLLECTION

SECTION 5.01.   Designation of Buyer’s Servicer.

The Seller Receivables shall be serviced, administered and collected by the Person (the “Buyer’s Servicer”) designated from time to time to perform the duties of the Servicer under the Receivables Purchase Agreement in accordance with Section 6.1 of the Receivables Purchase Agreement, and shall be serviced, administered and collected by the Buyer’s Servicer in the manner set forth in Section 6.2 of the Receivables Purchase Agreement (including by subcontracting to any other Seller in accordance with Section 6.1(b) of the Receivables Purchase Agreement.  Until the Agent designates a new Servicer in accordance with Section 6.1 of the Receivables Purchase Agreement, Lyondell is hereby designated to act as, and Lyondell hereby agrees to perform the duties and obligations of, the Buyer’s Servicer hereunder.

SECTION 5.02.   Rights of the Buyer and the Agent.

(a) Each Seller hereby acknowledges the transfer by the Buyer to the Agent of the exclusive ownership, dominion and control of the Lock-Box Accounts to which the Obligors of Seller Receivables shall make payments, and the other Restricted Accounts, and shall take any further action that the Agent may reasonably request to effect such transfer.

(b) At any time during the continuance of an Event of Termination:

(i) Each of the Buyer and the Agent acting together or alone may notify the Obligors of Seller Receivables, at each Seller’s expense, of the Buyer’s interest in the Seller Receivables and the ownership of Receivable Interests by the Purchasers.

(ii) Each of the Buyer and the Agent acting together or alone may, at the expense of the respective Sellers to which the respective Seller Receivables shall have been originally owed, direct the Obligors of such Seller Receivables, or any of them, to make payment of all amounts due or to become due to any Seller under Seller Receivables directly to the Agent or its designee.

(iii) Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.

(iv) Each Seller shall, at the Buyer’s or the Agent’s request and at such Seller’s expense, (A) assemble, and make available to the Buyer and the Agent at a place reasonably selected by the Agent or its designee, all of the Records that evidence or relate to the Receivable Assets, or which are otherwise necessary or desirable to collect the Seller Receivables, provided that in the case of Records consisting of computer programs, data processing software and any other intellectual property under license from third parties, such Seller will make available such Records only to the extent that the license for such property so permits, and provided, further, that during the continuance of a Potential Event of Termination, such Seller shall, at the request of the Buyer or the Agent, commence the process of assembling such Records, and (B) segregate all cash, checks and other instruments received by it from time to time constituting collections of Seller Receivables in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(v) The Agent may take any and all commercially reasonable steps in the name of any Seller and on behalf of such Seller, the Buyer and the Purchasers that are necessary or appropriate, in the reasonable determination of the Agent, to collect amounts due under the Seller Receivables, including, without limitation, endorsing such Seller’s name on checks and other instruments representing Collections of Seller Receivables and enforcing the Seller Receivables and the Related Security and related contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as such Seller might have done in the absence of Section 4.03(a).

(c) At any time during the continuance of a Triggering Event, the Agent may, upon the instructions of the Required Purchasers and at such Seller’s expense, request any of the Obligors of the Seller Receivables to confirm the Outstanding Balance of such Obligor’s Seller Receivables.

SECTION 5.03.   Responsibilities of the Sellers.

Anything herein to the contrary notwithstanding:

(a) Each Seller shall perform its obligations under the Contracts related to the Seller Receivables to the same extent as if the Receivable Assets had not been sold and the exercise by the Buyer or the Agent of its rights hereunder or under the Receivables Purchase Agreement shall not release the Buyer’s Servicer or such Seller from any of its duties or obligations with respect to any Seller Receivables or under the related Contracts; and

(b) Neither the Buyer nor the Agent nor the Purchasers nor any other Indemnified Party shall have any obligation or liability with respect to any Seller Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of any Seller thereunder.

SECTION 5.04.   Further Actions Evidencing Purchases.

(a) Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Buyer or the Agent may reasonably request, to perfect, protect or more fully evidence or maintain the validity and effectiveness of the sale, transfer and assignment of Receivable Assets by such Seller to the Buyer hereunder and the Receivable Interests purchased by the Purchasers under the Receivables Purchase Agreement, to carry out more effectively the purposes of the Transaction Documents and  to enable any of them or the Agent to exercise and enforce their respective rights and remedies hereunder or under the other Transaction Documents. Without limiting the foregoing, each Seller will, upon the request of the Buyer or the Agent, in order to perfect, protect or evidence such sales, transfers and assignments and such Receivable Interests: (i) execute, authenticate and/or file such financing or continuation statements or amendments thereto, and such other instruments and documents, that may be necessary, or that the Buyer or the Agent may reasonably request; (ii) from and after April 1, 2008, mark conspicuously each invoice evidencing each Seller Receivable with a legend stating that such Seller Receivables have been sold, transferred and assigned to the Buyer in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Seller Receivables and related Contracts with such legend.

(b) Each Seller hereby authorizes each of the Buyer and the Agent acting together or alone (upon prior written notice to the Seller) to file one or more financing or continuation statements and amendments thereto relating to all or any of the Receivable Assets without the signature of such Seller where permitted by law.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(c) If Lyondell in its capacity as Buyer’s Servicer fails to perform any of its obligations hereunder, the Buyer or the Agent may, upon prior written notice to Lyondell, itself perform, or cause performance of, such obligation, and the reasonable costs and expenses of the Agent or the Buyer incurred in connection therewith shall be payable by the Seller under Section 6.01 or 8.04, as applicable.

                           ARTICLE VI

INDEMNIFICATION

SECTION 6.01.   Indemnities by the Sellers.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, each Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, the Transaction Documents or the activities of such Seller in connection herewith or with any other Transaction Document or the use of proceeds of sales, transfers and assignments of Receivable Assets hereunder; excluding, however, Indemnified Amounts (a) to the extent resulting solely and directly from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or (y) the failure to collect amounts in respect of a Seller Receivable to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts or (b) that are subject to the exclusions from reimbursement or payment therefor under Section 2.14 of the Receivables Purchase Agreement.  Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, each Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

(i) any Receivable originally owed to such Seller becoming a Seller Receivable which is not at the date of its sale, transfer and assignment hereunder an Eligible Receivable;

(ii) any representation or warranty or statement made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Receivables Activity Report, Seller Report or other document delivered or to be delivered by such Seller in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto; or the failure, as a result of any action or omission of such Seller, of any Seller Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv) the failure by any action or inaction of such Seller to vest in the Buyer a first priority perfected 100% ownership interest in each Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, free and clear of any Lien (except for Liens created by the Transaction Documents and Permitted Liens);

(v) the failure of such Seller to have filed, or any delay by such Seller in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Seller Receivable originally owed to such Seller and the Related Security and Collections in respect thereof, whether at the time of the initial sale, transfer and assignment hereunder or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor with or against such Seller to the payment of any Seller Receivable originally owed to such Seller (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale by such Seller of the goods or services related to such Receivable or such Seller’s furnishing or failure to furnish such goods or services;

(vii) any failure of such Seller (and, in the case of Lyondell, any failure of Lyondell, as Buyer’s Servicer, Servicer, or otherwise) to perform its duties, obligations or covenants under and in accordance with this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii) any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with any action or omission of such Seller and the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

(ix) the commingling by such Seller of Collections of Seller Receivables originally owed to such Seller at any time with other funds;

(x) any action or omission by such Seller, whether as Buyer’s Servicer, Servicer or otherwise, reducing or impairing the rights of the Buyer hereunder or of any Purchaser of a Receivable Interest under the Receivables Purchase Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Seller Receivable;

(xi) any cancellation or modification of a Seller Receivable originally owed to such Seller, the related Contract or any other Related Security, whether by written agreement, verbal agreement, acquiescence or otherwise, unless such cancellation or modification was made by or with the express consent of the Agent or a Servicer that is not Lyondell or an Affiliate or Subsidiary of Lyondell; provided that in no event shall Indemnified Amounts include any unpaid portion of a Seller Receivable effected by any such cancellation or modification;

(xii) (A) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant thereto, or any transaction contemplated by this Agreement or any Contract, or the ownership of, or other interest in, any Seller Receivable originally owed to such Seller, the related Contract or Related Security, excluding, however, Indemnified Amounts to the extent resulting from a claim of any Indemnified Party that does not arise out of or result from any action or omission of such Seller or (B) the use by such Seller of proceeds of any sale, transfer and assignment of any Receivable Asset hereunder;

(xiii) the existence of any Lien against or with respect to any Seller Receivable originally owed to such Seller, the related Contract, Related Security or Collections and resulting from any act or omission of such Seller;

(xiv) any failure by such Seller to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by such Seller in connection with any Seller Receivable originally owed to such Seller or the related Contract or any Related Security with respect thereto;

(xv) any claim brought by any Person other than an Indemnified Party arising from any activity, action or omission of by such Seller or any Affiliate or Subsidiary of such Seller (other than the Buyer) in servicing, administering or collecting any Seller Receivable originally owed to such Seller; or

(xvi) any failure by any Lock-Box Bank or other depositary bank at which a Restricted Account is maintained in the name of such Seller to comply with the terms of the Lock-Box Agreement or other control agreement relating to such Restricted Account to which it is a party.

ARTICLE VII

ADDITION AND TERMINATION OF SELLERS

SECTION 7.01.   Addition of Sellers.

Subject to Section 7.02, from time to time, one or more Subsidiaries which are 100% owned, directly or indirectly, by Lyondell, or any Affiliate of Lyondell, which own or originate Receivables may become Sellers hereunder and parties hereto.  If any such Subsidiary or Affiliate wishes to become an additional Seller or if Lyondell or any Seller desires to acquire any Person as a new wholly-owned Subsidiary and cause such Subsidiary to be a Seller at the time such acquisition is consummated, it shall submit a request to such effect in writing to the Buyer and the Agent.  If the Buyer and the Agent, acting at the request or with the consent of the Required Purchasers, shall have agreed to any such request, such Subsidiary or Affiliate shall become an additional Seller hereunder and a party hereto and also to the Intercreditor Agreement on the related Seller Addition Date upon the satisfaction of the conditions set forth in Section 7.02.  The Buyer and the Agent on behalf of itself and each Purchaser hereby agree and consent to Basell USA Inc. becoming a Seller hereunder upon satisfaction of the conditions in Section 7.02.

SECTION 7.02.   Conditions Precedent to the Addition of a Seller.

No Subsidiary or Affiliate of Lyondell approved by the Buyer as an additional Seller pursuant to Section 7.01 shall be added as a Seller hereunder unless the conditions set forth below shall have been satisfied on or before the date designated for the addition of such Seller (the “Seller Addition Date”):

(a) the Buyer and the Agent shall have received copies of duly adopted resolutions of the Board of Directors, partners or managers (as applicable) of such proposed additional Seller, as in effect on the related Seller Addition Date, authorizing this Agreement and the execution of a supplement to this Agreement, substantially in the form of Exhibit B hereto (“Seller Supplement”), making such proposed additional Seller a “Seller” hereunder and under any other Transaction Document, the documents to be delivered by such proposed additional Seller hereunder and under any other Transaction Document and the transaction contemplated hereby and thereby, certified by the Secretary or Assistant Secretary (or similar officer) of such proposed additional Seller;

(b) such proposed additional Seller shall have executed with Lyondell a transfer agreement in form and substance reasonably satisfactory to the Buyer and the Agent (a “Transfer Agreement”), pursuant to which (i) to the extent that the Buyer would not be permitted under Section 2.02(f) hereof to purchase Receivable Assets from such Seller for cash or advances under a Subordinated Note payable to the order of such Seller (herein, the “Excess Receivable Assets”), such Seller shall agree to distribute to Lyondell all such Excess Receivable Assets that such Seller would otherwise sell to the Buyer under the provisions hereof, and (ii) Lyondell, as a Seller will sell or contribute (as provided herein) such Excess Receivable Assets to the Buyer as provided herein;

(c) the Buyer and the Agent shall have received duly executed certificates of the Secretary or an Assistant Secretary (or similar officer) of such proposed additional Seller, dated the related Seller Addition Date, certifying the names and true signatures of the officers authorized on behalf of such proposed additional Seller to sign any instruments or documents in connection with the addition of such proposed additional Seller as a “Seller” under this Agreement or for purposes of any other Transaction Document;

(d) a Lock-Box Account with respect to the Seller Receivables to be sold by such proposed additional Seller shall have been established and approval of the Agent shall have been obtained, and a Lock-Box Agreement with respect to such Lock-Box Account shall be in effect;

(e) the Buyer and the Agent shall have received copies of  proper financing statements (Form UCC-1), in such form as the Agent, on the Buyer’s behalf, may reasonably request, naming such proposed additional Seller as the debtor and seller of Seller Receivables, the Related Security and Collections related thereto and proceeds to be sold by such proposed additional Seller, the Buyer as the secured party and purchaser thereof and the Agent, as assignee, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent, on the Buyer’s behalf, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect and protect the sale by such Seller to the Buyer of Seller Receivables, the Related Security and Collections related thereto and proceeds to be sold by such proposed additional Seller;

(f) the Buyer and the Agent, on the Buyer’s behalf, shall have received search reports (i) listing all effective financing statements that name such proposed additional Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (e) above and in such other jurisdictions that the Agent shall reasonably request, together with copies of such financing statements (none of which (other than any of the financing statements described in subsection (e) above or that relate to the transaction contemplated by the Transaction Documents or that relate to Liens, if any, created pursuant to the ABF Agreement; provided such Liens are released upon the sale, transfer and/or assignment of the Receivables Assets that they cover) shall cover any Seller Receivables or any Related Security or Collections related thereto or proceeds unless appropriate releases and/or termination statements with respect thereto are executed and delivered to the Buyer and the Agent), and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in clause  (i) above in the jurisdictions described therein and showing no such Liens;

(g) such proposed additional Seller shall have delivered or transmitted to the Buyer, with respect to the Seller Receivables, a computer tape, diskette or data transmission reasonably acceptable to the Buyer showing, as of a date no later than five Business Days preceding the related Seller Addition Date, the information required to be contained in a Receivables Report as to all Seller Receivables to be transferred by such proposed additional Seller to Buyer on the related Seller Addition Date;

(h) the Buyer and the Agent shall have received such customary certificates, organizational documents, good standing certificates, agreements, instruments, direction letters, consents, waivers, amendments, legal opinions or documents as reasonably requested by the Buyer or the Agent; and

(i) the Buyer and the Agent shall have received duly executed copies of a Supplement to this Agreement, substantially in the form of Exhibit B, making such proposed additional Seller a “Seller” hereunder and thereunder, which Supplement shall have been duly executed and consented to by the Buyer and the Agent (in the case of Agent, in its Discretion).

SECTION 7.03.   Termination of a Seller.

(a) Any Seller (other than Lyondell) shall be terminated as a Seller hereunder by the Buyer and with prior written notice to the Agent, on behalf of the Purchasers, (i) on the occurrence of any event set forth in Section 7.1(f) of the Receivables Purchase Agreement as to such Seller, (ii) if the Company ceases to own, directly or indirectly, 100% of the Equity Interests of such Seller, or (iii) on five Business Days’ notice to such effect by the Agent (with the consent or at the request of the Required Purchasers) to the Buyer following the occurrence of any Event of Termination as to such Seller (each a “Mandatory Seller Termination Date”).  From and after any Mandatory Seller Termination Date, the Buyer shall cease buying Receivable Assets from the related Seller.  Each such Seller being terminated shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to Seller Receivables previously sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller.  Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to Receivable Assets previously sold by such Seller to the Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account.

(b) From time to time, the Sellers may request in writing (with a copy to the Agent) that the Buyer designate one or more Sellers as Sellers that cease to be parties to this Agreement (a “Permissive Seller Termination”); provided that no Event of Termination or Potential Event of Termination has occurred or will occur as a result thereof.  Promptly after receipt of any such designation by the Agent and each other Seller, such Seller shall select a date, which date shall not be earlier than 15 Business Days after the date of receipt by the Agent of written notice of such designation, as such Seller’s “Permissive Seller Termination Date”; provided that such Permissive Seller Termination may not occur with respect to a Seller without the written consent of the Agent, on behalf of the Purchasers, if the aggregate Outstanding Balance of the Seller Receivables of such Original Seller exceeds 10% of the aggregate Outstanding Balance of all Seller Receivables of all Sellers as of the date of the Receivables Report received immediately prior to the date of such notice to the Agent.  From and after any Permissive Seller Termination Date, the Buyer shall cease buying Receivables Assets from the related Seller.  Each such Seller shall be released as a Seller party hereto for all purposes and shall cease to be a party hereto on the 91st day after the date on which there are no amounts payable hereunder by such Seller and no amounts outstanding with respect to Seller Receivables previously sold by such Seller to the Buyer, whether such amounts have been collected or written off in accordance with the Credit and Collection Policy of such Seller.  Prior to such day, such Seller shall be obligated to perform its obligations hereunder and under the Transaction Documents to which it is a party with respect to Seller Receivables previously sold by such Seller to Buyer, including, without limitation, its obligation to direct the deposit of Collections into the appropriate Lock-Box Account.

(c) A terminated Seller shall have no obligation to repurchase any Seller Receivables previously sold by it to Buyer, but will have continuing obligations with respect to such Receivables to the extent such obligations arise hereunder or under any Transaction Document to which such Seller is a party, and shall be entitled to receive any settlement of any Purchase Price payment pursuant to the provisions of Article II hereof.

                                       ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any Transfer Agreement or any Subordinated Note or consent to any departure by any Seller or the Buyer therefrom shall be effective unless in a writing and signed by the Agent pursuant to the terms of the Receivables Purchase Agreement and, in the case of any such waiver or consent, the party against which the waiver or consent is to be enforced or, in the case of any such amendment, the Buyer and each Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Buyer, any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 8.02.   Notices, Etc.

(a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when received by the Buyer, any Seller or the Agent, as applicable.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in Section 8.02(a) or in accordance with the latest unrevoked direction from such party given in accordance with Section 8.02(a).

(c) Notices and other communications to the Agent hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent.  The Agent, the Buyer or any Seller may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 8.03.   Binding Effect; Assignability.

This Agreement shall become effective when it shall have been executed by each Seller, Lyondell, as the Buyer’s Servicer, and Buyer and acknowledged by the Agent, and thereafter shall be binding upon and inure to the benefit of such Seller, the Buyer, the Agent, and each other Indemnified Party and their respective successors and assigns, except that no Seller shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of the Buyer and the Agent and each Purchaser, and the Buyer shall not have the right to assign its rights or obligations hereunder or any interest herein except pursuant to the Consent and Agreement.  This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date; provided, however, that rights and remedies with respect to the provisions of Article VI and Sections 2.03, 8.04, 8.05, 8.06 and 8.13 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.04.   Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted under this Agreement, each Seller shall pay all reasonable out-of-pocket costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of Seller Receivables) of, and searches and filings in respect of, this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder or thereunder, and costs and expenses, if any, incurred by the Buyer under Section 11.5 of the Receivables Purchase Agreement, including, without limitation, in each case, the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agent, and counsel for the Purchasers with respect thereto and advising the Agent as to its rights and remedies hereunder.  Each Seller further agrees to pay all out-of-pocket expenses incurred by the Buyer or the Agent or any Purchaser, including the fees, charges and disbursements of any counsel for the Agent or any Purchasers, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Transaction Documents and the other instruments and documents to be delivered in connection herewith or therewith.

(b) In addition, each Seller agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Transaction Document, or any other document or instrument delivered in connection herewith or therewith (but excluding income taxes, such non-excluded taxes being hereinafter referred to as “Other Taxes”).  Each Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 8.04(b)) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

SECTION 8.05.   Non-Business Days.

In any case where any payment or action is due under this Agreement on a day which is not a Business Day, such payment or action may be made on the next succeeding Business Day, but such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

SECTION 8.06.   Confidentiality.

Each of the Sellers and the Buyer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Transaction Document or any suit, action or proceeding relating to any Transaction Document or the enforcement of rights thereunder, (f) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of the rights or obligations of the Agent or any Purchaser under the Receivables Purchase Agreement (including any SPC (as defined in the Receivables Purchase Agreement)), (g) with the consent of a Seller, (h) for purposes of Section 9.1(e) of the Receivables Purchase Agreement only, to any rating agency (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Transaction Parties and their Subsidiaries received by it from such Purchaser), (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available on a nonconfidential basis from a source other than the Transaction Parties or (j) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section.  For the purposes of this Section, “Information” means all information received from the Transaction Parties relating to the Transaction Parties and their Affiliates or their respective businesses, other than any such information that is available on a nonconfidential basis prior to disclosure by any Transaction Party.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding any other provision herein, each Seller and the Buyer (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Seller or the Buyer relating to such tax treatment and tax structure.

SECTION 8.07.   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.08.   Consent to Jurisdiction.

(a) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, the City of New York, or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Sellers and the Buyer hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each of the Sellers and the Buyer hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Transaction Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such Seller or the Buyer, as the case may be, at its address specified in Section 8.02.  Each of the Sellers and Buyer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 8.08 shall affect the right of any party to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

SECTION 8.09.   Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.10.   Entire Agreement.

This Agreement and the other Transaction Documents to which the parties hereto are party contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 8.11.   Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 8.12.   Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

SECTION 8.13.   No Proceedings.

(a) Each of the Sellers hereby agrees that it will not institute against the Buyer any proceeding of the type referred to in Section 7.1(f) of the Receivables Purchase Agreement so long as there shall not have elapsed one year plus one day since the later of the (i) the Termination Date and (ii) the date upon which no Capital Investment for any Receivable Interest shall be existing and no amounts payable under this Agreement and the Receivables Purchase Agreement remain unpaid.

(b) No claim may be made by any party to this Agreement or any other Person against any other party hereto or any Indemnified Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement and the other Transaction Documents, or any act, omission or event occurring in connection therewith; and each party to this Agreement hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

LYONDELL CHEMICAL COMPANY, as a Seller and as Buyer's Servicer

By:  /s/ Karen A. Twitchell
Name:  Karen A. Twitchell
Title:    Authorized Representative

Address:    1221 McKinney, sUITE 700
         Houston, TX  77010

Attention:      Assistant Treasurer

Telephone No.:   713/652-7200
Telecopier No.:   713/652-4598

[Receivables Sale Agreement]

EQUISTAR CHEMICALS, LP, as a Seller

By:  /s/ Karen A. Twitchell
Name:  Karen A. Twitchell
Title:    Authorized Representative

Address:    1221 McKinney, Suite 700
         Houston, TX  77010

Attention:      Assistant Treasurer

Telephone No.:   713/652-7200
Telecopier No.:   713/652-4598

[Receivables Sale Agreement]

HOUSTON REFINING LP, as a Seller

By:  /s/ Karen A. Twitchell
Name:  Karen A. Twitchell
Title:    Authorized Representative

Address:    1221 McKinney, Suite 700
         Houston, TX  77010

Attention:      Assistant Treasurer

Telephone No.:   713/652-7200
Telecopier No.:   713/652-4598

[Receivables Sale Agreement]

LYONDELLBASELL RECEIVABLES I, LLC, as Buyer

By:  /s/ Karen A. Twitchell
Name:  Karen A. Twitchell
Title:    Vice President and Treasurer

Address:    1221 McKinney, Suite 700
         Houston, TX  77010

Attention:      Assistant Treasurer

Telephone No.:   713/652-7200
Telecopier No.:   713/652-4598

[Receivables Sale Agreement]

Acknowledged as of the date first above written:

CITIBANK, N.A.,
as Agent

By:   /s/ Matthew Paquin
Name:   Matthew Paquin
Title:     Vice President

Address:        388 Greenwich Street
19th Floor
New York, New York  10013

Attention:      David Jaffe

Telephone No.:      (212) 816-2329
Telecopier No.:      (212) 816-2613

Receivables Sale Agreement

EXHIBIT A
[FORM OF SUBORDINATED NOTE]

December 20, 2007

1. Note.  FOR VALUE RECEIVED, the undersigned, LYONDELLBASELL RECEIVABLES I, LLC, a Delaware limited liability company (“SPV”), hereby unconditionally promises to pay to Equistar Chemicals, LP, a Delaware limited partnership or its registered assigns (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to SPV all indemnities, adjustments and other amounts which may be outstanding thereunder in connection with the sales and transfer of the “Receivable Assets” (as defined in the Sale Agreement) (the “Collection Date”), the aggregate unpaid principal sum provided for in Section 3 hereof in accordance with the terms of that certain Receivables Sale Agreement dated as of December 20, 2007 among Lyondell Chemical Company, as Buyer’s Servicer and as Seller, the other Sellers, party thereto and SPV, as Buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”).  Reference to Section 2.02(d) of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made.  All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest.  SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Alternate Base Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Alternate Base Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment; provided that in no event shall such rate exceed the maximum rate permitted by applicable law.  Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note.  The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

3. Principal Payments.  The aggregate outstanding principal amount of this Subordinated Note at any time shall be equal to the excess of (x) the aggregate principal amount of advances to SPV and increases to such principal amount made pursuant to Section 2.02(d) of the Sale Agreement as of such time, over (y) the aggregate amount of all payments made in respect of the principal of this Subordinated Note; provided, however, that no increases to the principal amount of this Subordinated Note shall be made to the extent that, as a result of such increase and after giving effect thereto, SPV’s net worth would be less than 6.0% of the aggregate Outstanding Balance of the Receivables at such time.  Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

4. Subordination.  The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of SPV’s recourse obligations under that certain Receivables Purchase Agreement dated as of December 20, 2007, by and among SPV, Lyondell Chemical Company, as Servicer, various “Purchasers” and “Agents” from time to time party thereto, Cibank, N.A., as the “Administrative Agent” and as the “Asset Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”).  The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement.  Until the date on which all “Capital Investments” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any proceeding of the type described in Section 7.1(f) of the Purchase Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict SPV from paying, or Originator from requesting, any payments under this Subordinated Note so long as SPV is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement.  Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency.  Upon the occurrence of any proceeding of the type described in Section 7.1(f) of the Purchase Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital Investments and the Senior Claim  (including “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. GOVERNING LAW.  THIS SUBORDINATED NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS.  WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

7. Waivers.  All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.  Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

8. Assignment.  This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Agent, and any such attempted transfer shall be void.

9. Notices.  Any notices to be given pursuant to this Subordinated Note shall be given as provided in the Sale Agreement.

10. Amendments.  This Subordinated Note shall not be amended or modified (including any amendment or modification that has the effect of terminating this Subordinated Note) except in accordance with Section 8.01 of the Sale Agreement.

[signature page follows]

LYONDELLBASELL RECEIVABLES I, LLC

By:

Name:

Title:

[Subordinated Note – Equistar Chemicals, LP]

Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

EXHIBIT B

FORM OF ADDITIONAL SELLER SUPPLEMENT

SUPPLEMENT dated as of ___________ by ________ (the “Company”) to the Receivables Sale Agreement dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Receivables Sale Agreement”) between Lyondell Chemical Company, a Delaware corporation (“Lyondell”), Equistar Chemicals, LP, a Delaware limited partnership (“Equistar”), Houston Refining LP, a Delaware limited partnership (“HRLP”) and the other Sellers named therein, LyondellBasell Receivables I, LLC, a Delaware limited liability company Buyer (“Buyer”), and Lyondell, as the Buyer’s Servicer.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Receivables Sale Agreement.

W I T N E S S E T H:

WHEREAS, the Receivables Sale Agreement provides that any wholly-owned, direct or indirect Subsidiary, or any affiliate of Lyondell, although not originally a Seller thereunder, may become an additional Seller under the Receivables Sale Agreement upon the satisfaction of each of the conditions precedent set forth in Section 7.02 of the Receivables Sale Agreement and any applicable provisions of any Supplement; and

WHEREAS, the Company is [a wholly-owned Subsidiary][an affiliate] of Lyondell and was not a Seller under the Receivables Agreement but now desires to become a Seller thereunder;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1.           Receivables Sale Agreement.  By executing and delivering this Supplement, the Company hereby agrees to become a party to the Receivables Sale Agreement as a “Seller” thereunder.  In connection therewith, (i) the Company hereby represents and warrants that all of the representations and warranties contained in the Receivables Sale Agreement with respect to the Company are true and complete as of the date of the Company’s initial sale or transfer of Receivable Assets pursuant hereto or to the Transfer Agreement referred to below and (ii) the Company hereby expressly assumes all of the obligations and liabilities of, and agrees to be bound by all of the terms, covenants and conditions with respect to, a “Seller” under the Receivables Sale Agreement and the Transfer Agreement referred to below.

2.           Effectiveness.  This Supplement shall become effective, and the Company shall become a “Seller” under the Receivables Sale Agreement, upon the Company’s execution and delivery hereof to the Buyer and the Agent, the Buyer’s acknowledgment and the Agent’s consent hereto, the execution and delivery by the Company and Lyondell of a Transfer Agreement conforming to the requirements of Section 7.02(b) of the Receivables Sale Agreement and the satisfaction of all of the then applicable conditions precedent set forth in Section 7.02 of the Receivables Sale Agreement, without any further action by any of the other parties to the Receivables Sale Agreement.  Upon such effectiveness, in accordance with the terms of Section 7.01 of the Receivables Sale Agreement, the exhibits and schedules to the Receivables Sale Agreement shall be deemed amended as set forth in the Annexes attached hereto and made a part hereof.

3.           GOVERNING LAW.  THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES).

4.           Counterparts.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have caused this Supplement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NEW SELLER]

By:
Name:
Title:

Address:

Acknowledged this
__ day of _________, 200_

LYONDELLBASELL RECEIVABLES I, LLC

By:__________________________
Name:
Title:

Consented to this
__ day of _________, 200_

CITIBANK, N.A., as Agent

By:__________________________
Name:
Title:

ANNEXES
TO
SUPPLEMENT

Amendments to the following Exhibits and Schedules of the Receivables Sale Agreement

[Set forth the changes to each of the following Exhibits and Schedules, to the extent applicable, in a separate annex hereto; annexes containing the same information may be combined so long as they clearly state the Exhibits and Schedules to which such information relates]